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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  DECEMBER 12, 1995


                           BANK OF BOSTON CORPORATION
             (Exact name of registrant as specified in its charter)


MASSACHUSETTS                         1-6522                04-2471221
(State or other jurisdiction          (Commission           (IRS Employer
of incorporation)                     File Number)          Identification No.)


100 FEDERAL STREET, BOSTON, MASSACHUSETTS                   02110
(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code:  (617) 434-2200

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ITEM 5.  OTHER EVENTS

       On December 12, 1995, Bank of Boston Corporation ("Bank of Boston") and BayBanks, Inc. ("BayBanks") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a wholly owned subsidiary of the Corporation will be merged with and into BayBanks (the "Merger") and BayBanks will become a subsidiary of the Corporation. BayBanks, a Boston-based bank holding company, had total assets of $11.5 billion as of September 30, 1995. The combined company's principle bank will be called BayBank of Boston, N.A. The combined organization will conduct consumer banking business under the "BayBank" name and corporate and international business under the "Bank of Boston" name. William M. Crozier, Jr., Chairman and President of BayBanks, will become Chairman of the Board of Directors of Bank of Boston. Three other directors of BayBanks also will join Bank of Boston's Board. Charles K. Gifford, Chairman and Chief Executive Officer of Bank of Boston, will be President and Chief Executive Officer of Bank of Boston and will add the title of Chairman when Mr. Crozier retires in 1998. A copy of the Merger
Agreement is attached hereto as Exhibit 2(a) and incorporated herein by reference. The press release describing the proposed acquisition is attached hereto as Exhibit 99(a).

       In accordance with the terms of the Merger Agreement, at closing each outstanding share of BayBanks common stock, par value $2.00 per share (the "BayBanks Common Stock"), except for shares (i) held directly or indirectly by Bank of Boston, other than in a fiduciary capacity or as a result of debts previously contracted, or (ii) held by BayBanks as treasury stock, or (iii) shares held by stockholders as to which dissenters' rights have been exercised, will be converted into the right to receive 2.2 shares of the common stock of Bank of Boston, par value $2.25 per share (the "Bank of Boston Common Stock"). The shares of Bank of Boston Common Stock to be issued in the Merger will include the corresponding number of rights attached to such shares pursuant to Bank of Boston's shareholder rights plan. No fractional shares of Common Stock will be issued in the Merger and BayBanks stockholders who otherwise would be entitled to receive a fractional share of Bank of Boston Common Stock will receive a cash payment in lieu thereof. The Merger is intended to be a tax-free reorganization and to be accounted for as a pooling of interests.

Completion of the acquisition is subject to certain conditions, including approval of the holders of two-thirds of the shares of BayBanks common stock and of the holders of the majority of Bank of Boston Common Stock, the approval of regulatory authorities, and other closing conditions customary in this type of transaction. The Merger Agreement is subject to termination in certain circumstances, including if the merger is not consummated by December 31, 1996. In addition, BayBanks may terminate the Merger Agreement if the average closing market price (the "Average Closing Price") of Bank of Boston Common Stock over the twenty trading day period ending on the date of the final federal regulatory action with respect to the acquisition (the "Final Calculation Period") (a) is less than 75% of the closing market price of Bank of Boston Common Stock on December 8, 1995, which was $47.50, (the "Conversion Price") and (b) the number obtained by dividing the Average Closing Price by the Conversion Price is less than the number obtained by dividing the average of the closing prices of the Morgan Stanley 35-Bank Regional Peer Group during the Final Calculation Period by the average of the closing prices of that Peer Group for the 20 trading day period ending on December 8, 1995 and subtracting
 .25 from the quotient.
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Simultaneously with the execution of the Merger Agreement, on December 12, 1995,
Bank of Boston and BayBanks entered into reciprocal stock option agreements (the "Stock Option Agreements") pursuant to which BayBanks granted Bank of Boston an option to purchase up to 3,907,120 shares of BayBanks common stock at a price of $83.75 per share and Bank of Boston granted to BayBanks an option to purchase up to 22,400,761 shares of Bank of Boston Common Stock at a price of $47.50 per share (the "Options"), in each case equaling 19.9% of the outstanding shares of the respective granting company's stock. The Options are exercisable upon the occurrence of certain events described in the Stock Option Agreements. The forms of the Stock Option Agreements appear as exhibits to the Merger Agreement which is an exhibit hereto and they are incorporated herein by reference.

The foregoing summary of the contents of the Merger Agreement and Stock Option Agreements is qualified in its entirety by reference to Exhibit 2 hereto.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)    Exhibits.

       (2)(a) Agreement and Plan of Merger, dated as of December 12, 1995, by and between Bank of Boston and BayBanks.

       (99)(a) Press Release dated December 12, 1995 entitled "Bank of Boston to Acquire BayBanks in $2 Billion Stock Merger."
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                                   SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        BANK OF BOSTON CORPORATION


Dated:  December 21, 1995               /s/ Gary A. Spiess
                                        ------------------
                                        Gary A. Spiess
                                        General Counsel and Clerk